EXHIBIT 99.1
                                                                    ------------



                                                 Investor Contact: Denise Gillen
                                                                    212.318.7516
                                                     Media Contact: Nancy Murray
                                                                    212.813.7862



POLO RALPH LAUREN REPORTS FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

Fourth Quarter Revenues Driven by Successful Re-Launch of Lauren by Ralph Lauren Line and 10.1% Comparable Retail Store Sales; Retail Operating Margins Increased 810 Basis Points

Company Confirms EPS Outlook for Fiscal Year 2005 in Range of $2.35 to $2.45

Company to Acquire Childrenswear Licensee

New York (May 26, 2004) - Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $76.5 million, or $0.75 per diluted share, for fourth quarter Fiscal 2004 compared to net income of $73.2 million, or $0.74 per diluted share, for fourth quarter Fiscal 2003. For Fiscal Year 2004, net income was $171.0 million, or $1.69 per diluted share, compared to net income of $174.2 million, or $1.76 per diluted share for Fiscal Year 2003.

Adjusted net income was $80.4 million, or $0.79 per diluted share, for the fourth quarter Fiscal 2004 compared to $76.1 million, or $0.77 per diluted share, for the fourth quarter Fiscal 2003. Adjusted net income was $184.6 million, or $1.83 per diluted share, for Fiscal Year 2004 compared to $183.7 million, or $1.85 per diluted share, for Fiscal Year 2003. Outstanding diluted shares increased due to the inclusion of more stock options as a result of the higher stock price during the year. Adjusted results exclude restructuring charges and foreign currency gains and losses resulting from certain balance sheet transactions. For a full analysis of the adjustments, please refer to the table reconciliation of GAAP results to adjusted results.

"We ended the year stronger than ever," said Ralph Lauren, Chairman and Chief Executive officer. "We produced continued success in our retail group, we took back Lauren by Ralph Lauren and quickly built it into an even stronger brand, and we made remarkable progress on our long-term global strategies. I am proud of the 13,000 employees of this company who accomplished this while delivering growth and increasing our overall financial strength."

"Over the past few years, we have taken important steps to establish more control over our valuable brand on a worldwide basis. Today we announced another milestone for our company with the acquisition of our childrenswear business. We believe we can continue to expand and develop it into a substantial global business," Mr. Lauren said.

"Fiscal 2004 was a year of many accomplishments. Our specialty retail business continues to meet our expectations. The strength of our retail stores sales this year shows that we are providing our customers with a unique shopping experience. And we are very pleased with the successful re-launch of the Lauren by Ralph Lauren line. We completed our European consolidation and we expect to see the benefits of this initiative beginning in Fiscal 2005 and well into the future. Our supply chain and systems enhancements have resulted in more efficient and cost effective processes," said Roger Farah, President and Chief Operating Officer.

Mr. Farah added, "The investments we've made to support our multi-year initiatives have begun to deliver the appropriate return. Our infrastructure can support our current businesses and our future growth plans. We are poised to deliver solid top and bottom line growth in Fiscal Year 2005."

RECENT ACHIEVEMENTS

         o We signed a definitive agreement to acquire RL Childrenswear LLC, our licensee for childrenswear in the United States, Canada and Mexico, and expect that the transaction will close in June 2004. (Please refer to our separate announcement issued today.)

         o Comparable retail store sales, based on a 13-week fourth quarter, were 11.4% at Ralph Lauren stores, 23.8% at Club Monaco stores, and 7.7% in our outlet stores, with an overall 810 basis point improvement in margins.

         o The Lauren by Ralph Lauren Spring line was successfully delivered to approximately 900 department store doors on plan throughout the quarter, with strong sell-throughs. In addition, we launched distribution of the Lauren line on Polo.com.

         o We increased the strength of our Board of Directors with the addition of Myron E. (Mike) Ullman, III, retired Directeur General and Group Managing Director of LVMH Moet Hennessy Louis Vuitton.

         o We successfully completed a secondary offering for Goldman Sachs of their total holdings of approximately 10.6 million shares. While we did not receive any proceeds from this offering, it did increase the number of Class A shares outstanding to 56.4 million shares, bringing approximately 75 new institutional investors to our shareholder base.

         o We have a strong balance sheet and ended the quarter with $66.1 million in cash, net of debt. We continue to make progress in managing our inventory levels. At the end of the fourth quarter inventory was $363.7 million, which included the Lauren line and the effect of the strengthening Euro and Canadian dollar, compared to $363.8 million last year.

         o We completed the consolidation of our European businesses into one centralized headquarters location in Geneva, Switzerland, and one primary distribution center in Parma, Italy. We also completed the logistics and systems integration of Club Monaco into the Polo Ralph Lauren systems.

         o We extended the company's share repurchase program to April 1, 2006. This program was originally authorized in March 1998 for the repurchase of up to $100 million. To date the company has used $77.5 million. No shares were repurchased in Fiscal 2004.


FOURTH QUARTER FISCAL 2004 INCOME STATEMENT REVIEW

NET REVENUES Net revenues for the fourth quarter increased 18.3% to $818.8 million compared to $692.3 million in the fourth quarter last year. Our wholesale revenues were $493.5 million, up 17.0% over last year, driven by the inclusion of the Lauren by Ralph Lauren line in our wholesale segment. Wholesale revenues also reflect a decrease in our menswear as we strategically reposition the Polo brand into more appropriate distribution channels and reduce sales into the secondary market. Based on a 14-week fourth quarter in Fiscal 2004, reported retail sales grew 32.6% to $259.9 million compared to $195.9 million in the 13-week fourth quarter last year, with comparable store sales up 20.2%. We believe it is more relevant to discuss comparable store sales excluding this year's 14th week and on that basis comparable store sales rose 10.1%, driven by positive performance in all of our retail formats. Licensing revenues decreased, as expected, because of the absence of royalty income associated with the previously licensed

Lauren business. The increase in Fiscal 2004 net revenues also reflects the favorable impact of the strengthening Euro and Canadian dollar.

GROSS PROFIT For the fourth quarter, gross profit was $391.0 million, an increase of 13.1%, compared to $345.8 million in the fourth quarter of Fiscal 2003. The increased gross profit was generated by the addition of the Lauren line to our wholesale business and strong retail sales performance in our Ralph Lauren and Club Monaco stores, partially offset by a decrease in licensing. Gross margin was 47.8% of net revenues compared to 50.0% last year, reflecting the change in mix of businesses. The increase in Fiscal 2004 gross profit also reflects the favorable impact of the strengthening Euro and Canadian dollar.

SG&A EXPENSES In the fourth quarter, SG&A expenses, excluding restructuring charges, were $262.5 million, an increase of $39.7 million or 17.8%, compared to $222.8 million in the fourth quarter of Fiscal 2003. The increase was driven primarily by the change in business mix as a result of increased retail sales, the start-up costs associated with the operations of the Lauren line, and the inclusion of expenses of our Japanese master license. The increase in Fiscal 2004 SG&A also reflects the negative impact of foreign currency exchange rate fluctuations, as a result of the strengthening Euro and Canadian dollar.

FOURTH QUARTER RESTRUCTURING CHARGE AND FOREIGN CURRENCY GAINS AND LOSSES

Adjusted fourth quarter Fiscal 2004 results exclude a $3.6 million pre-tax restructuring charge, consisting of $4.2 million for additional contract termination and severance costs related to the consolidation of our European business operations, as well as $1.3 million for lease termination and asset write-offs associated with the closure of two stores in the United States, partially offset by a $1.9 million reduction in liabilities related to the Fiscal 2001 Club Monaco charge. Adjusted fourth quarter Fiscal 2004 results also exclude $2.4 million in foreign currency losses primarily related to transaction losses on cash and receivable balances and on unhedged inventory purchases in Europe. Adjusted fourth quarter Fiscal 2003 results exclude a $6.4 million pre-tax restructuring charge and foreign currency gains of $2.0 million.

STORE COUNT

At the end of the fourth quarter, we operated 263 stores, with 1.86 million square feet, compared to 255 stores, with 1.82 million square feet, at the end of the fourth quarter last year. Our retail group consisted of 55 Ralph Lauren stores, 61 Club Monaco stores, 118 Polo outlet stores, 22 Polo Jeans Co. outlet stores, and seven Club Monaco outlet stores. During the fourth quarter we opened two stores and closed four.

EARNINGS OUTLOOK

The company reiterated that for Fiscal Year 2005 earnings per share are expected to be in the range of $2.35 to $2.45. These projected results anticipate high-single digit percent consolidated revenue growth and approximately 150 basis points improvement in operating margins. The Company expects revenues to reflect high-teen percent growth in wholesale sales and mid-single digit percent growth in retail revenues, partially offset by a mid-single digit percent decrease in licensing revenue as a result of the elimination of the U.S. and Canadian Lauren and Ralph license royalties.

The Company expects the earnings results of each quarter in Fiscal 2005 to exceed the comparable quarter in Fiscal 2004 with quarterly profit flows similar to Fiscal 2004. As a percentage of annual profits, the first quarter of the year, or the June end quarter, is the smallest due to less wholesale shipments for the summer. The second quarter will now include the Lauren fall shipments, and the Company expects the profits in this quarter to be the second largest in the year. The third quarter would be the third largest quarter as a result from the retail business, with the fourth quarter again producing the largest quarterly profits due to strong wholesale shipments in the U.S. and Europe.

For the first quarter of Fiscal 2005, the Company expects earnings per share to be in the range of $0.09 to $0.12, compared to $0.04 in the first quarter of Fiscal 2004. Revenues should increase mid-teens percent with operating margin expansion of approximately 150 basis points. While the company will continue to give quarterly earnings guidance with details about business operations and trends, it will discontinue quarterly earnings per share guidance after the first quarter guidance given above.

CONFERENCE CALL
As previously announced, we will host a conference call and live online broadcast today, May 26, 2004 at 9:00 A.M. Eastern. The dial-in number is 1-973-317-5319. The online broadcast is accessible at HTTP://INVESTOR.POLO.COM.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 35 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo", "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Polo Sport", "Ralph Lauren", "Blue Label", "Lauren", "Polo Jeans Co.", "RL", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to HTTP://INVESTOR.POLO.COM.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON SALES TO A LIMITED NUMBER OF LARGE DEPARTMENT STORE CUSTOMERS, INCLUDING RISKS RELATED TO EXTENDING CREDIT TO CUSTOMERS; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON ITS LICENSING PARTNERS FOR A SUBSTANTIAL PORTION OF ITS NET INCOME AND RISKS ASSOCIATED WITH A LACK OF OPERATIONAL AND FINANCIAL CONTROL OVER LICENSED BUSINESSES; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AFFECTING FOREIGN OPERATIONS OR SOURCING (INCLUDING FOREIGN EXCHANGE FLUCTUATIONS)AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

Attached are the Consolidated Statements of Income and Net Revenues and Income from Operations for the three-month and twelve-month periods ended April 3, 2004 and March 29, 2003 and the Consolidated Balance Sheets as of April 3, 2004 and March 29, 2003.

                                     # # # #

                                  Tables Follow

                                      # # #

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                    (AUDITED)


                                                                                  THREE MONTHS ENDED
                                                                             ---------------------------
                                                                                APRIL 3,       MARCH 29,
                                                                                  2004           2003
                                                                             ------------   ------------
Wholesale Net Sales                                                          $    493,520   $    421,669
Retail Net Sales                                                                  259,863        195,929
                                                                             ------------   ------------
NET SALES                                                                         753,383        617,598

Licensing Revenue                                                                  65,398         74,733
                                                                             ------------   ------------
NET REVENUES                                                                      818,781        692,331

Cost of Goods Sold                                                                427,782        346,510
                                                                             ------------   ------------
GROSS PROFIT                                                                      390,999        345,821

Depreciation and Amortization                                                      24,086         21,295
Other SG&A Expenses                                                               238,418        201,521
Restructuring Charge                                                                3,636          6,443
                                                                             ------------   ------------
TOTAL SG&A EXPENSES                                                               266,140        229,259

Income From Operations                                                            124,859        116,562

Foreign Currency (Gains) Losses                                                     2,395         (1,961)

Interest Expense, net                                                               2,376          3,217
                                                                             ------------   ------------
Income Before Income Taxes and Other Expense                                      120,088        115,306

Provision for Income Taxes                                                         43,282         42,087
                                                                             ------------   ------------
Income after Tax                                                                   76,806         73,219

Other Expense, net (A)                                                                275             --
                                                                             ------------   ------------
NET INCOME                                                                   $     76,531   $     73,219
                                                                             ============   ============
NET INCOME PER SHARE - BASIC                                                 $       0.77   $       0.74
                                                                             ============   ============
NET INCOME PER SHARE - DILUTED                                               $       0.75   $       0.74
                                                                             ============   ============
Weighted Average Shares Outstanding - Basic                                    99,699,000     98,450,000
                                                                             ============   ============
Weighted Average Shares & Share Equivalents Outstanding - Diluted             102,265,000     99,343,000
                                                                             ============   ============
DIVIDENDS DECLARED PER SHARE                                                 $       0.05   $         --
                                                                             ============   ============

    (A)  Includes Equity Investment Income of $20 net of Minority Interest Expense of $295.

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                    (AUDITED)


The following is a reconciliation of Net Income to Net Income Before Restructuring Charge and Foreign
Currency (Gains) Losses:

                                                                                  THREE MONTHS ENDED
                                                                             ---------------------------
                                                                                APRIL 3,       MARCH 29,
                                                                                  2004           2003
                                                                             ------------   ------------
Net Income                                                                   $     76,531   $     73,219

Other Expense, net                                                                    275             --

Provision for Income Taxes                                                         43,282         42,087
                                                                             ------------   ------------
Income before Income Taxes and Other Expense                                      120,088        115,306

Restructuring Charge (B)                                                            3,636          6,443

Foreign Currency (Gains) Losses (C)                                                 2,395         (1,961)
                                                                             ------------   ------------
Income Before Income Taxes, Other Expense, Restructuring Charge
     and Foreign Currency (Gains) Losses                                          126,119        119,788

Provision for Income Taxes                                                         45,438         43,723

Other Expense, net                                                                    275             --
                                                                             ------------   ------------
Net Income Before Restructuring Charge and Foreign Currency (Gains) Losses   $     80,406   $     76,065
                                                                             ============   ============
NET INCOME PER SHARE BEFORE RESTRUCTURING CHARGE
     AND FOREIGN CURRENCY (GAINS) LOSSES - BASIC                             $       0.81   $       0.77
                                                                             ============   ============
NET INCOME PER SHARE BEFORE RESTRUCTURING CHARGE
     AND FOREIGN CURRENCY (GAINS) LOSSES - DILUTED                           $       0.79   $       0.77
                                                                             ============   ============

    (B) Fourth quarter Fiscal 2004 results include a pre-tax $3.6 million restructuring charge. This charge is comprised of $4.2 million for additional contract termination and severance costs related to the consolidation of our European business operations and $1.3 million for lease termination and asset write-offs associated with the March 2004 decision to close our RRL stores. This charge was partially offset by a $1.9 million reduction in liabilities related to the Fiscal 2001 Club Monaco charge. Fourth quarter Fiscal 2003 results include a pre-tax $6.4 million restructuring charge for operational consolidation efforts in Europe associated with severance and contract termination costs included in the
Company's 2003 Restructuring Plan.

    (C)  For the three months ended April 3, 2004, the foreign currency losses primarily relate to transaction losses on cash and receivable balances, unhedged inventory purchases in Europe resulting from the variability in the value of the Euro compared to the US dollar during beginning of this period. In the prior period, the Foreign Currency gains primarily related to Japanese forward contracts, which we entered into in November 2002.

                            POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS
                                   (IN THOUSANDS, EXCEPT SHARE DATA)
                                              (UNAUDITED)

                                                                              APRIL 3,       MARCH 29,
                                                                                2004           2003
                                                                           ------------   ------------
                                                ASSETS
Current assets
  Cash and cash equivalents                                                $   343,477    $   343,606
  Accounts receivable, net of allowances                                       441,724        375,823
  Inventories                                                                  363,691        363,771
  Deferred tax assets                                                           21,565         15,735
  Prepaid expenses and other                                                   100,862         63,615
                                                                           -----------    -----------

                                                                             1,271,319      1,162,550

Property and equipment, net                                                    397,328        354,996
Deferred tax assets                                                             61,579         54,386
Goodwill, net                                                                  341,603        315,559
Intangibles, net                                                                17,640         11,400
Other assets                                                                   180,772        139,931
                                                                           -----------    -----------

                                                                           $ 2,270,241    $ 2,038,822
                                                                           ===========    ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Short-term bank borrowings                                               $         0    $   100,943
  Accounts payable                                                             187,355        181,392
  Income taxes payable                                                          77,736         55,501
  Deferred tax liabilities                                                       1,821             --
  Accrued expenses and other                                                   234,218        162,511
                                                                           -----------    -----------

                                                                               501,130        500,347

Long-term debt                                                                 277,345        248,494
Other noncurrent liabilities                                                    69,693         81,214

Stockholders' equity
  Common Stock                                                                   1,053          1,028
  Additional paid-in-capital                                                   563,457        504,700
  Retained earnings                                                            927,390        776,359
  Treasury Stock, Class A, at cost (4,145,800 and 4,105,932 shares)            (78,975)       (77,928)
  Accumulated other comprehensive income (loss)                                 23,942         10,787
  Unearned compensation                                                        (14,794)        (6,179)
                                                                           -----------    -----------

                       TOTAL STOCKHOLDERS' EQUITY                            1,422,073      1,208,767
                                                                           -----------    -----------

                                                                           $ 2,270,241    $ 2,038,822
                                                                           ===========    ===========

                    POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        NET REVENUES AND INCOME FROM OPERATIONS
                                    (IN THOUSANDS)
                                      (UNAUDITED)


The net revenues and income from operations for the three and twelve months ended
April 3, 2004 and March 29, 2003 for each segment were as follows:

                                    THREE MONTHS ENDED         TWELVE MONTHS ENDED
                                    ------------------         -------------------
                                   APRIL 3,      MARCH 29,     APRIL 3,     MARCH 29,
                                     2004          2003          2004         2003
                                 ----------       -------     ---------    ---------
NET REVENUES:
  Wholesale                      $  493,520       421,669     1,210,397    1,187,363
  Retail                            259,863       195,929     1,170,447    1,001,958
  Licensing                          65,398        74,733       268,810      250,019
                                 ----------       -------     ---------    ---------
                                 $  818,781       692,331     2,649,654    2,439,340
                                 ==========       =======     =========    =========

INCOME (LOSS) FROM OPERATIONS:
  Wholesale                      $  102,049        92,572        93,128      124,476
  Retail                             (4,816)      (19,517)       72,915       40,366
  Licensing                          31,262        49,950       127,319      138,018
                                 ----------       -------     ---------    ---------
                                 $  128,495       123,005       293,362      302,860
Less: Restructuring Charge            3,636         6,443        19,566       14,443
                                 ----------       -------     ---------    ---------
                                    124,859       116,562       273,796      288,417
                                 ==========       =======     =========    =========